Exhibit 10.2

AGREEMENT

THE PARTIES TO THIS AGREEMENT ARE:

The Company: "Boxxy Inc" 3773 Howard Hughes Parkway 500S Las Vegas, USA NV 89169

The Supplier: SIA “Glancebox” Auces nov, Auce, Lauku iela3, Latvia, LV-3708

THE SUPPLIER WISHES TO DISTRIBUTE TO THE COMPANY BEAUTY PRODUCTS THROUGHOUT COMPANY NETWORK.

THE COMPANY AND SUPPLIER AGREE TO FOLLOW AND BE BOUND BY THESE TERMS AND CONDITIONS.

1. The supplier will supply the company with beauty products samples.

2. The company will sell beauty samples as beauty box subscription service.

3. Compensation for distributing the beauty products will be commission. Commission will be 10% of proceed from subscription services cost.

2. COMPANY RESPONSIBILITIES: The Company will remit compensation commission within sixty days after the subscription service was paid.

3. MARKETING SERVICE PROVIDER RESPONSIBILITIES: Marketing service provider will distribute beauty products via Company network.

4. TERM AND TERMINATION: This Agreement shall continue in effect for the longer of one (1) year following the Effective Date. Company may terminate this Agreement at any time for any reason by giving the Supplier notice of such termination. The expiration of the Term shall not in any way affect the purchaser's usage of the product or service, or Company’s obligation to honor the terms of the sale.

5. The Parties are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, franchise, or an agency relationship between the Parties. Neither Party has the authority, without the other Party's prior written approval, to bind or commit the other Party in any way.

This agreement constitutes the whole agreement between the parties and any alteration must be in writing and signed by both parties. This Agreement (the “Agreement”) is entered into effect this 28th day of April 2016.

/s/ Andrejs Bekess

“Boxxy Inc” (“Company”)/ ANDREJS BEKESS

/s/ Dagnis Samausks

SIA “Glancebox (“Supplier”) DAGNIS SAMAUSKS